EXHIBIT 3.1
ARTICLES OF ORGANIZATION
OF
INREIT REAL ESTATE INVESTMENT TRUST
     The undersigned organizer, being a natural person 18 years of age or older, in order to form a real estate investment trust company under North Dakota Century Code, Chapter 10-34, hereby adopts the following Articles of Organization.
ARTICLE I
     The name of this Company is Inreit Real Estate Investment Trust
ARTICLE II
     The purpose for which the Company is organized is to qualify as a real estate investment trust under Code Section 856 of the Internal Revenue Code and operate as such.
ARTICLE III
     The date of formation of the. company is November I, 2002. The State of formation is North Dakota.
ARTICLE IV
     The Company’s period of duration is perpetual.
ARTICLE V
     The principal executive office and the registered office of this Company is located at 216 South Broadway, Suite 202, Minot, ND 58701. The registered agent at that address is Randy I. Westby. The Secretary of State is appointed if the registered agent’s authority has been revoked or if the agent cannot be found or served with the exercise of reasonable diligence.
ARTICLE VI
     The name and address of the organizer of this Company is as follows;

Name	Address

Randy E Westhy	216 S Broadway, Suite 202, Minot, ND 58701
ARTICLE VII
     No member of this Company shall have any cumulative voting rights.
ARTICLE VIII

     No member of this Company shall have any pre-emptive rights as provided in Section. 10-32-37 of the North Dakota Statutes.
ARTICLE IX
     The name, address,. and principal place of business of the officers and trustees are as follows:

Larry O’Callaghan	Chairman & Trustee	1111 Westrac Dr. #100	Fargo, ND 58103
Tom Strinden	Vice-Chair & Trustee	274 Prairiewood Dr.	Fargo, ND 58103
Eloise Worden	Secretary	PO Box 656	Minot, ND 58702
Harold Zoller	Trustee	8029 Hwy 1804	Linton, ND 58552
Peggy Becker	Trustee	PO Box 183	Bismarck, ND 58502
Vernon Owan	Trustee	1510 2nd Ave W	Williston, ND 58801
Cary Johnson	Trustee	PO Box 737	Underwood, ND 58576
Randy Westby	Trustee	PO Box 244	Rugby, ND 58368
ARTICLE X
     Any action required or permitted to be taken at a meeting of the Board of Trustees of this Company not needing approval by the members, may be taken by written action signed by the number of trustees that would be required to take such action at a meeting of the Board of Trustees at which all trustees are present.